Exhibit 10.1

COMSovereign Holding Corp. 6890 E Sunrise Dr., #120-506 Tucson, AZ 85750

Employment Memo
Date:	September 1, 2022

Subject:	Employment as Interim Chief Executive Officer

From:	Board of Directors

To:	David Knight

CC:	Kevin M. Sherlock, General Counsel

David Knight:

We are pleased to offer you the position of Interim Chief Executive Officer (“I-CEO”) of COMSovereign Holding Corp. (the Company”). You will have such duties, responsibilities and authorities consistent with the position as the Company’s CEO. You will report to the Board of Directors. You will be required to devote your full business time, effort and energy to the affairs of the Company and the discharge of your duties.

Your start date will be September 1, 2022. The initial term shall be for up to 60 days.

Your initial annual base salary shall be $180,000. In addition, you will be entitled to a signing bonus in the amount of $60,000.

You will be eligible to participate in the grant of awards under the Company’s 2020 Long-Term Incentive Plan. You will be eligible to participate in such benefit plans as the Company provides to its employees from time to time in accordance with the Company policies.

Please acknowledge your acceptance of this employment by signing below.

By:	/s/ David Knight
David Knight